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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G


                  Under the Securities Exchange Act of 1934

                           (Amendment No. ________)*



                            KINETIC CONCEPTS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                        COMMON STOCK, $0.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  49460W208
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                              FEBRUARY 14, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


___________________
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







     Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.49460W208                    13G                         Page 2 of 29


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                FREMONT ACQUISITION COMPANY II, LLC

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              4,359,298
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                4,359,298
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,359,298

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                6.4%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                OO (Limited Liability Company)

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.49460W208                    13G                         Page 3 of 29


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                FREMONT ACQUISITION COMPANY IIA, LLC

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              4,359,298
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                4,359,298
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,359,298

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                6.4%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                OO (Limited Liability Company)

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.49460W208                    13G                         Page 4 of 29


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                FREMONT PARTNERS, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              4,359,298
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                4,359,298
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,359,298

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                6.4%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.49460W208                    13G                         Page 5 of 29


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                FREMONT OFFSHORE PARTNERS, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                Cayman Islands

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              4,359,298
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                4,359,298
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,359,298

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                6.4%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.49460W208                    13G                         Page 6 of 29


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                FREMONT PARTNERS SIDE-BY-SIDE, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              4,359,298
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                4,359,298
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,359,298

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                6.4%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.49460W208                    13G                         Page 7 of 29


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                FREMONT PARTNERS III, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              4,359,298
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                4,359,298
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,359,298

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                6.4%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.49460W208                    13G                         Page 8 of 29


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                FREMONT PARTNERS III SIDE-BY-SIDE, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              4,359,298
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                4,359,298
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,359,298

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                6.4%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.49460W208                    13G                         Page 9 of 29


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                FREMONT-KCI CO-INVESTMENT COMPANY, L.L.C.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              4,359,298
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                4,359,298
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,359,298

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                6.4%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                OO (Limited Liability Company)

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.49460W208                    13G                        Page 10 of 29


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                FREMONT-KCI CO-INVESTMENT COMPANY II, L.L.C.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              4,359,298
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                4,359,298
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,359,298

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                6.4%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                OO (Limited Liability Company)

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.49460W208                    13G                        Page 11 of 29


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                FREMONT SEQUOIA HOLDINGS, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              4,359,298
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                4,359,298
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,359,298

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                6.4%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.49460W208                    13G                        Page 12 of 29


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                FREMONT OFFSHORE ASSOCIATES LTD.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                Cayman Islands

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              4,359,298
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                4,359,298
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,359,298

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                6.4%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                OO (Limited Liability Company)

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.49460W208                    13G                        Page 13 of 29


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                FP ADVISORS, L.L.C.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              4,359,298
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                4,359,298
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,359,298

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                6.4%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                OO (Limited Liability Company)

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.49460W208                    13G                        Page 14 of 29


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                FP ADVISORS III, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              4,359,298
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                4,359,298
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,359,298

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                6.4%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.49460W208                    13G                        Page 15 of 29


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                FP ADVISORS III, L.L.C.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              4,359,298
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                4,359,298
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,359,298

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                6.4%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                OO (Limited Liability Company)

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.49460W208                    13G                        Page 16 of 29


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                FREMONT GROUP, L.L.C.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              4,359,298
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                4,359,298
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,359,298

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                6.4%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                OO (Limited Liability Company)

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.49460W208                    13G                        Page 17 of 29


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                FREMONT INVESTORS, INC.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                Nevada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              4,359,298
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                4,359,298
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,359,298

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                6.4%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.49460W208                    13G                        Page 18 of 29

Item 1.

     (a)  Name of Issuer. Kinetic Concepts, Inc., a Texas corporation.

     (b) Address of Issuer's Principal Executive Offices. 8023 Vantage Drive, San Antonio, Texas 78230.

Item 2.

     (a) Name of Person Filing. Reference is made to Item 1 of each of the cover pages of this Schedule 13G, which Items are incorporated by reference herein.

     (b) Address of Principal Business Office or, if none, Residence. The address for each filing person is 199 Fremont Street, Suite 2300, San Francisco, California 94105.

     (c) Citizenship. Reference is made to Item 4 of each of the cover pages of this Schedule 13G, which Items are incorporated by reference herein.

     (d) Title of Class of Securities. Common Stock, $0.001 par value ("Common Stock").

     (e)  CUSIP Number. 49460W208

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)  [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

     (a) Amount beneficially owned: Reference is hereby made to Item 9 of each of the cover pages to this Schedule 13G, which Items are incorporated by reference herein.

               As of February 14, 2005, (i) Fremont Acquisition Company II, LLC, a Delaware limited liability company ("FAC II"), was the record owner of 1,554,265 shares of Common Stock, (ii) Fremont Acquisition Company IIA, LLC, a Delaware limited liability company ("FAC IIA"), was the record owner of 328,757 shares of Common Stock, (iii) Fremont Offshore Partners, L.P., a Cayman Islands exempted limited partnership ("FOP"), was the record owner of 76,714 shares of Common Stock, (iv) Fremont Partners Side-by-Side, L.P., a Delaware limited partnership ("FP SBS"), was the record owner of 120,040 shares of Common Stock, (v) Fremont Partners III, L.P., a Delaware limited partnership ("FP III"), was the record owner of 1,166,858 shares of Common Stock, (vi) Fremont Partners III Side-by-

CUSIP No.49460W208                    13G                        Page 19 of 29


          Side, L.P., a Delaware limited partnership ("FP III SBS"), was the record owner of 53,092 shares of Common Stock, (vii) Fremont-KCI Co-Investment Company, L.L.C., a Delaware limited liability company ("F-KCI"), was the record owner of 512 shares of Common Stock,
          (viii) Fremont-KCI Co-Investment Company II, L.L.C., a Delaware limited liability company ("F-KCI II"), was the record owner of 519 shares of Common Stock, (ix) Fremont Sequoia Holdings, L.P., a Delaware limited partnership ("FSH"), was the record owner of 620,714 shares of Common Stock, (x) Fremont Offshore Associates Ltd., a Cayman Islands limited liability company ("FOA"), was the record holder of 1,918 shares of Common Stock and (xi) FP Advisors, L.L.C., a Delaware limited liability company ("FPA"), was the record holder of 435,909 shares of Common Stock.

               Fremont Partners, L.P., a Delaware limited partnership ("FP"), which is the sole member of FAC II, has voting and dispositive power over, and may be deemed to be the beneficial owner of, the shares of Common Stock held of record by FAC II. FPA, which is the non-member manager of FAC IIA, the sole general partner of FP, the investment general partner of FOP and the managing member of each of F-KCI and F-KCI II, has voting and dispositive power over, and may be deemed to be the beneficial owner of, the shares of Common Stock held of record by FAC II, FAC IIA, FOP, F-KCI and F-KCI II, but disclaims beneficial ownership of such shares except to the extent of any indirect pecuniary interest therein.

               FP Advisors III, L.P., a Delaware limited partnership ("FPA III LP"), which is the general partner of FP III, and FP Advisors, L.L.C., a Delaware limited liability company ("FPA III LLC"), which is the general partner of FPA III LP, each has voting and dispositive power over, and may be deemed to be the beneficial owner of, the shares of Common Stock held of record by FP III, but disclaims beneficial ownership of such shares except to the extent of any indirect pecuniary interest therein.

               Fremont Group, L.L.C., a Delaware limited liability company ("FG"), which is the controlling shareholder of FOA, the managing member of FPA, the sponsoring member of FPA III LLC and the general partner of each of FP III SBS and FSH, and Fremont Investors, Inc., a Nevada corporation, which is the manager of FG, each has voting and dispositive power over, and may be deemed to be the beneficial owner of, the shares of Common Stock held of record by each of the filing persons for this Schedule 13G, but disclaims beneficial ownership of such shares except to the extent of any indirect pecuniary interest therein.

     (b) Percent of class: Reference is hereby made to Item 11 of each of the cover pages to this Schedule 13G and Item 4(a) above, which Items are incorporated by reference herein.

     (c)  Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote: Reference is hereby made to Item 5 of each of the cover pages to this Schedule 13G, which Items are incorporated by reference herein.

         (ii) Shared power to vote or to direct the vote: Reference is hereby made to Item 6 of each of the cover pages to this Schedule 13G and Item 4(a) above, which Items are incorporated by reference herein.

        (iii)  Sole power to dispose or to direct the disposition of:
               Reference is hereby made to Item 7 of each of the cover pages to this Schedule 13G, which Items are incorporated by reference herein.

         (iv)  Shared power to dispose or to direct the disposition of:
               Reference is hereby made to Item 8 of each of the cover pages to this Schedule 13G and Item 4(a) above, which Items are incorporated by reference herein.

CUSIP No.49460W208                    13G                        Page 20 of 29

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certification.

         Not applicable.

CUSIP No.49460W208                    13G                        Page 21 of 29


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              February 14, 2005
                                            ----------------------
                                                     Date


                                FREMONT ACQUISITION COMPANY II, L.L.C.

                                By:  Fremont Partners, L.P., its member

                                     By:  FP Advisors, L.L.C., its general
                                            partner

                                          By:  Fremont Group, L.L.C., its
                                                 managing member

                                               By:  Fremont Investors, Inc.,
                                                      its manager



                                               By:  /s/ JAMES FARRELL
                                                    ---------------------------
                                                    Name: James Farrell
                                                    Title: Managing Director

                                FREMONT ACQUISITION COMPANY IIA, L.L.C.

                                By:  FP Advisors, L.L.C., its non-member
                                       manager

                                     By:  Fremont Group, L.L.C., its managing
                                            member

                                          By:  Fremont Investors, Inc., its
                                                 manager



                                          By:  /s/ JAMES FARRELL
                                               ------------------------------
                                               Name: James Farrell
                                               Title: Managing Director

                                FREMONT PARTNERS, L.P.

                                By:  FP Advisors, L.L.C., its general partner

                                     By:  Fremont Group, L.L.C., its managing
                                            member

                                          By:  Fremont Investors, Inc., its
                                                 manager



                                          By:  /s/ JAMES FARRELL
                                               -------------------------------
                                               Name: James Farrell
                                               Title: Managing Director

CUSIP No.49460W208                    13G                        Page 22 of 29


                                FREMONT OFFSHORE PARTNERS, L.P.

                                By:  FP Advisors, L.L.C., its investment
                                       general partner

                                     By:  Fremont Group, L.L.C., its managing
                                            member

                                          By:  Fremont Investors, Inc., its
                                                 manager



                                          By:  /s/ JAMES FARRELL
                                               ------------------------------
                                               Name: James Farrell
                                               Title: Managing Director

                                FREMONT PARTNERS SIDE-BY-SIDE, L.P.

                                By:  Fremont Group, L.L.C., its general partner

                                     By:  Fremont Investors, Inc., its manager



                                     By:  /s/ JAMES FARRELL
                                          -----------------------------------
                                          Name: James Farrell
                                          Title: Managing Director

                                FREMONT PARTNERS III, L.P.

                                By:  FP Advisors, L.P., its general partner

                                     By:  FP Advisors, L.L.C., its general
                                            partner

                                          By:  Fremont Group, L.L.C., its
                                                 managing member

                                               By:  Fremont Investors, Inc.,
                                                      its manager



                                          By:  /s/ JAMES FARRELL
                                               -------------------------------
                                               Name: James Farrell
                                               Title: Managing Director

                                FREMONT PARTNERS III SIDE-BY-SIDE, L.P.

                                By:  Fremont Group, L.L.C., its general partner

                                     By:  Fremont Investors, Inc., its manager



                                     By:  /s/ JAMES FARRELL
                                          ------------------------------------
                                          Name: James Farrell
                                          Title: Managing Director

CUSIP No.49460W208                    13G                        Page 23 of 29


                                FREMONT-KCI CO-INVESTMENT COMPANY, L.L.C.

                                By:  FP Advisors, L.L.C., its managing member

                                     By:  Fremont Group, L.L.C., its managing
                                            member

                                          By:  Fremont Investors, Inc., its
                                                 manager



                                          By:  /s/ JAMES FARRELL
                                               -------------------------------
                                               Name: James Farrell
                                               Title: Managing Director

                                FREMONT-KCI CO-INVESTMENT COMPANY II, L.L.C.

                                By:  FP Advisors, L.L.C., its managing member

                                     By:  Fremont Group, L.L.C., its managing
                                            member

                                          By:  Fremont Investors, Inc., its
                                                 manager



                                          By:  /s/ JAMES FARRELL
                                               ------------------------------
                                               Name: James Farrell
                                               Title: Managing Director

                                FREMONT SEQUOIA HOLDINGS, L.P.

                                By:  Fremont Group, L.L.C., its general partner

                                     By:  Fremont Investors, Inc., its manager



                                     By:  /s/ JAMES FARRELL
                                          -----------------------------------
                                          Name: James Farrell
                                          Title: Managing Director

                                FREMONT OFFSHORE ASSOCIATES LTD.


                                     By:  /s/ JAMES FARRELL
                                          -----------------------------------
                                          Name: James Farrell
                                          Title: Managing Director

CUSIP No.49460W208                    13G                        Page 24 of 29


                                FP ADVISORS, L.L.C.

                                By:  Fremont Group, L.L.C., its managing member

                                     By:  Fremont Investors, Inc., its manager



                                     By:  /s/ JAMES FARRELL
                                          ------------------------------------
                                          Name: James Farrell
                                          Title: Managing Director

                                FP ADVISORS III, L.P.

                                By:  FP Advisors III, L.L.C., its general
                                       partner

                                     By: Fremont Group, L.L.C., its sponsoring
                                           member

                                         By:  Fremont Investors, Inc., its
                                                manager



                                         By:  /s/ JAMES FARRELL
                                              --------------------------------
                                              Name: James Farrell
                                              Title: Managing Director

                                FP ADVISORS III, L.L.C.

                                By:  Fremont Group, L.L.C., its sponsoring
                                       member

                                     By:  Fremont Investors, Inc., its manager



                                     By:  /s/ JAMES FARRELL
                                          -----------------------------------
                                          Name: James Farrell
                                          Title: Managing Director

                                FREMONT GROUP, L.L.C.

                                By:  Fremont Investors, Inc., its manager



                                By:  /s/ JAMES FARRELL
                                     ----------------------------------------
                                     Name: James Farrell
                                     Title: Managing Director

                                FREMONT INVESTORS, INC.


                                By:  /s/ JAMES FARRELL
                                     ----------------------------------------
                                     Name: James Farrell
                                     Title: Managing Director

CUSIP No.49460W208                    13G                        Page 25 of 29


                                 EXHIBIT INDEX

Exhibit A    Joint Filing Statement

CUSIP No.49460W208                    13G                        Page 26 of 29




                                   EXHIBIT A

                            JOINT FILING STATEMENT

         The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

                                                February 14, 2005
                                           -------------------------------
                                                        Date


                                FREMONT ACQUISITION COMPANY II, L.L.C.

                                By:  Fremont Partners, L.P., its member

                                     By:  FP Advisors, L.L.C., its general
                                            partner

                                          By:  Fremont Group, L.L.C., its
                                                 managing member

                                               By:  Fremont Investors, Inc.,
                                                      its manager



                                               By:  /s/ JAMES FARRELL
                                                    --------------------------
                                                    Name: James Farrell
                                                    Title: Managing Director

                                FREMONT ACQUISITION COMPANY IIA, L.L.C.

                                By:  FP Advisors, L.L.C., its non-member
                                       manager

                                     By:  Fremont Group, L.L.C., its managing
                                            member

                                          By:  Fremont Investors, Inc., its
                                                 manager



                                          By:  /s/ JAMES FARRELL
                                               -------------------------------
                                               Name: James Farrell
                                               Title: Managing Director

                                FREMONT PARTNERS, L.P.

                                By:  FP Advisors, L.L.C., its general partner

                                     By:  Fremont Group, L.L.C., its managing
                                            member

                                          By:  Fremont Investors, Inc., its
                                                 manager



                                          By:  /s/ JAMES FARRELL
                                               -------------------------------
                                               Name: James Farrell
                                              Title: Managing Director

CUSIP No.49460W208                    13G                        Page 27 of 29



                                FREMONT OFFSHORE PARTNERS, L.P.

                                By:  FP Advisors, L.L.C., its investment
                                       general partner

                                     By:  Fremont Group, L.L.C., its managing
                                            member

                                          By:  Fremont Investors, Inc., its
                                                 manager



                                          By:  /s/ JAMES FARRELL
                                               -------------------------------
                                               Name: James Farrell
                                               Title: Managing Director

                                FREMONT PARTNERS SIDE-BY-SIDE, L.P.

                                By:  Fremont Group, L.L.C., its general partner

                                     By:  Fremont Investors, Inc., its manager



                                     By:  /s/ JAMES FARRELL
                                          ------------------------------------
                                          Name: James Farrell
                                          Title: Managing Director

                                FREMONT PARTNERS III, L.P.

                                By:  FP Advisors, L.P., its general partner

                                     By:  FP Advisors, L.L.C., its general
                                            partner

                                          By:  Fremont Group, L.L.C., its
                                                 managing member

                                               By:  Fremont Investors, Inc.,
                                                      its manager



                                          By:  /s/ JAMES FARRELL
                                               -------------------------------
                                               Name: James Farrell
                                               Title: Managing Director

                                FREMONT PARTNERS III SIDE-BY-SIDE, L.P.

                                By:  Fremont Group, L.L.C., its general partner

                                     By:  Fremont Investors, Inc., its manager



                                     By:  /s/ JAMES FARRELL
                                          ------------------------------------
                                          Name: James Farrell
                                          Title: Managing Director

CUSIP No.49460W208                    13G                        Page 28 of 29



                                FREMONT-KCI CO-INVESTMENT COMPANY, L.L.C.

                                By:  FP Advisors, L.L.C., its managing member

                                     By:  Fremont Group, L.L.C., its managing
                                            member

                                          By:  Fremont Investors, Inc., its
                                                 manager



                                          By:  /s/ JAMES FARRELL
                                               -------------------------------
                                               Name: James Farrell
                                               Title: Managing Director

                                FREMONT-KCI CO-INVESTMENT COMPANY II, L.L.C.

                                By:  FP Advisors, L.L.C., its managing member

                                     By:  Fremont Group, L.L.C., its managing
                                            member

                                          By:  Fremont Investors, Inc., its
                                                 manager



                                          By:  /s/ JAMES FARRELL
                                               -------------------------------
                                               Name: James Farrell
                                               Title: Managing Director

                                FREMONT SEQUOIA HOLDINGS, L.P.

                                By:  Fremont Group, L.L.C., its general partner

                                     By:  Fremont Investors, Inc., its manager



                                     By:  /s/ JAMES FARRELL
                                          ------------------------------------
                                          Name: James Farrell
                                          Title: Managing Director

                                FREMONT OFFSHORE ASSOCIATES LTD.


                                     By:  /s/ JAMES FARRELL
                                          ------------------------------------
                                          Name: James Farrell
                                          Title: Managing Director

CUSIP No.49460W208                    13G                        Page 29 of 29




                                FP ADVISORS, L.L.C.

                                By:  Fremont Group, L.L.C., its managing member

                                     By:  Fremont Investors, Inc., its manager



                                     By:  /s/ JAMES FARRELL
                                          ------------------------------------
                                          Name: James Farrell
                                          Title: Managing Director

                                FP ADVISORS III, L.P.

                                By:  FP Advisors III, L.L.C., its general
                                       partner

                                     By:  Fremont Group, L.L.C., its sponsoring
                                            member

                                          By:  Fremont Investors, Inc., its
                                                 manager



                                          By:  /s/ JAMES FARRELL
                                               -------------------------------
                                               Name: James Farrell
                                               Title: Managing Director

                                FP ADVISORS III, L.L.C.

                                By:  Fremont Group, L.L.C., its sponsoring
                                       member

                                     By:  Fremont Investors, Inc., its manager



                                     By:  /s/ JAMES FARRELL
                                          ------------------------------------
                                          Name: James Farrell
                                          Title: Managing Director

                                FREMONT GROUP, L.L.C.

                                By:  Fremont Investors, Inc., its manager



                                By:  /s/ JAMES FARRELL
                                     -----------------------------------------
                                     Name: James Farrell
                                     Title: Managing Director

                                FREMONT INVESTORS, INC.


                                By:  /s/ JAMES FARRELL
                                     -----------------------------------------
                                     Name: James Farrell
                                     Title: Managing Director